Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-/A-1 of our report dated September 2, 2011 with respect to the audited balance sheet of the Company as of July 31, 2011 and the related statement of expenses, changes in stockholders’ equity, and cash flows for the period from July 15, 2011 (inception) through July 31,2011

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

MaloneBailey, LLP

www.malone−bailey.com

Houston, Texas

November 7, 2011